UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

POINT BLANK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2102 SW 2nd Street, Pompano Beach, Florida		33069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 630-0900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2009, the Board of Directors of Point Blank Solutions, Inc. (the “Company”) appointed Michelle Doery as the Company’s Chief Financial Officer.

Ms. Doery, age 44, had served as the Company’s Interim Chief Financial Officer since February 2009.  Ms. Doery joined the Company in February 2008 as its Director of Financial Reporting, and she became Vice President and Corporate Controller in October 2008.  Before joining the Company, Ms. Doery served the Company as an outside consultant while working at Jefferson Wells, a consulting firm, from October 2007 to January 2008.  Previously, Ms. Doery served as the Regional Vice President Finance of Lennar Homes, LLC, a Palm Beach, Florida based operating subsidiary of the Lennar Corporation, a national homebuilder and provider of financial services traded on the New York Stock Exchange, from February 2003 to September 2007.  Ms. Doery started her career as an auditor with Grant Thornton LLP.  Ms. Doery is a New Hampshire Certified Public Accountant and holds a Bachelors of Accounting from Merrimack College, North Andover, Massachusetts.

On June 3, 2009, two members of the Company’s Board of Directors (the “Board”), Bernard C. Bailey and Maurice Hannigan, resigned from their positions on the Board and its committees, subject to their receipt of their outstanding director compensation.  Messrs. Bailey and Hannigan delivered their resignations orally at a meeting of the Board held on June 3, 2009.  Messrs. Bailey and Hannigan resigned because of a disagreement regarding the hiring of professional advisers.  At the time of their resignation, Mr. Bailey was Chairman of the Board’s Audit Committee and a member of the Board’s Nominating and Governance Committee, and Mr. Hannigan was a member of the Board’s Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

Dated: June 9, 2009	By:	/s/ Michelle Doery
Name: Michelle Doery
Title: Chief Financial Officer